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Kevin J. Purcell	Exhibit 99.1
727-461-3000
For Immediate Release

Aerosonic Reports First Quarter Results

CLEARWATER, Fla. – June 14, 2010 - Aerosonic Corporation (NYSE AMEX: AIM) (“Aerosonic” or the “Company”), a leading supplier of precision flight products for commercial, business and military aircraft, announced that today it filed its quarterly report on Form 10-Q for the quarter ended April 30, 2010, with the United States Securities and Exchange Commission.

Three Months Ended
	April 30, 2010	May 1, 2009
Sales, net	$ 6,931,000	$ 8,774,000
Gross profit	$ 2,154,000	$ 3,060,000
Operating income	$ 399,000	$ 1,741,000
Net income	$ 259,000	$ 1,375,000
Basic earnings per share	$ 0.07	$ 0.38
Diluted earnings per share	$ 0.06	$ 0.38

Net sales for the first quarter of fiscal year 2011 decreased $1,843,000, or 21%, to $6,931,000 when compared to $8,774,000 for the first quarter of fiscal year 2010. During the first quarter of fiscal year 2011, sales volume decreased from the prior year, mainly with respect to transmitter products.  This decrease was offset by increased sales volume of mechanical instruments, primarily altimeters, resulting in a net decrease of $1.8 million. The net sales in the first quarter of the prior fiscal year was favorably impacted because the Company accelerated delivery of its past due backlog that had accumulated due to the August 2008 fire. Net sales increased sequentially from $6.7 million in the fourth quarter of fiscal 2010 to $6.9 million in the first quarter of fiscal 2011.

Gross profit for the first quarter of fiscal year 2011 was 31.1% versus 34.9% for the first quarter of fiscal year 2010. The three month comparative decrease in gross profit, as a percent of sales, reflects the higher production in the transmitter product line in the first quarter of fiscal year 2010, which historically provides higher gross profits, as well as higher overall volume. The Company reported net income for the three months ended April 30, 2010 of approximately $259,000, or $0.07 basic and $0.06 diluted earnings per share, versus net income of approximately $1,375,000, or $0.38 basic and diluted earnings per share, for the quarter ended May 1, 2009. The decrease in net income is primarily attributable to (a) comparatively lower sales, (b) product mix, (c) spending on internally funded research and development projects, and (d) lower proceeds resulting from the August 2008 fire insurance claim.

“While some of the Aerospace industry’s core markets continue to recover at a relatively slower pace, Aerosonic continues to work toward improving its operating performance, customer service and new product offerings. The Company is focused on maintaining profitability during these challenging times, while selectively investing and strategically positioning itself in anticipation of an eventual market resurgence,” stated Doug Hillman, Aerosonic CEO.

Aerosonic Corporation, headquartered in Clearwater, Florida, is principally engaged in the manufacture of aviation products.  Locations of the Company include Clearwater, Florida and Charlottesville, Virginia.  For additional information, visit the Company’s website at www.aerosonic.com.

This document contains statements that constitute "forward-looking" statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. "Forward-looking" statements contained in this document include the intent, belief or current expectations of the Company and its senior management team with respect to future actions by officers and directors of the Company, prospects of the Company's operations, profits from future operations, overall future business prospects and long term stockholder value, as well as the assumptions upon which such statements are based.

Investors are cautioned that any such forward-looking statements are not guarantees of future performance, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements in this document include, but are not limited to, adverse developments involving operations of the Company's business units, failure to meet operating objectives or to execute the business plan, and the failure to reach revenue or profit projections. The Company undertakes no obligation to update or revise the forward-looking statements contained in this document to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.